Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 20,038,811.06	0.0001381	$ 2,767.36
Fees Previously Paid
	Total Transaction Valuation:	$ 20,038,811.06
	Total Fees Due for Filing:			$ 2,767.36
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 2,767.36
	Net Fee Due:			$ 0.00
Offering Note
[1]	Pursuant to General Instruction II.C(1) to Schedule 14D-1F, the amount of the Filing Fee has been calculated based on the market value of the outstanding common shares (the "Common Shares") of Pacific Booker Minerals Inc. ("Pacific Booker") as of April 10, 2026 of US$20,038,811.06. Such value is calculated based upon (a) 20,078,969, which is the number of outstanding Common Shares of Pacific Booker to be received by American Eagle Gold Corp. or cancelled in the transaction described herein, and (b) Cdn$ 1.38 (US$0.998), which is the market value per Common Share of Pacific Booker (based upon the average of the high and low sales prices reported for such Common Shares on the TSXV Venture Exchange on April 10, 2026). For purposes of this calculation, Cdn$ 1.00 = US$ 0.7233, which is the inverse of the exchange rate for Canadian dollars published by the Bank of Canada on April 10, 2026 (US$ 1.00 = Cdn$1.3825).

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		F-10	333-295064	04/15/2026		$ 2,767.36
Fee Offset Sources		American Eagle Gold Corp.	F-10	333-295064		04/15/2026		$ 2,767.36
Explanation of the basis for claimed offset:
[1]